AMENDMENT NO. 5 TO OMNIBUS CREDIT AGREEMENT

This Amendment No. 5 to Omnibus Credit Agreement, dated and effective as of December 22, 2009 (this "Amendment"), is entered into by and between Citibank, N.A., a national banking association, and its successors and assigns (collectively, "Citibank"), as the Lender, and The Student Loan Corporation, a corporation organized under the laws of the State of Delaware ("STU"), as the Borrower.

R E C I T A L S

WHEREAS, Citibank and STU entered into an Omnibus Credit Agreement, dated as of November 30, 2000 (as amended by the amendments thereto dated October 15, 2002, March 5, 2004, January 20, 2005 and February 27, 2009, the "Agreement"), between Citibank, as the Lender, and STU, as the Borrower, pursuant to which Citibank has made available to STU various credit facilities;

WHEREAS, Citibank and STU desire to amend the Agreement in the manner provided in this Amendment to, among other things, temporarily extend the term of the Agreement while Citibank and STU negotiate the terms and conditions of an amended and restated credit agreement to be effective as of January 1, 2010 until December 30, 2010; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth or incorporated by reference in the Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

1.           Extension.  All references in the Agreement to "December 31, 2009" shall be deleted and replaced by the words "January 31, 2010", it being the intention of the parties hereto that the term of the Agreement be extended to January 31, 2010.

2.           Maximum Amount.  Paragraph 1 of Part I of the Agreement shall be amended by deleting each reference to "$30 billion" therein and substituting "$10.5 billion" in place thereof.

3.           Tenor.  Notwithstanding anything herein or in the Agreement to the contrary, any advances made on or after the date of this Amendment shall be due and payable no later than January 31, 2010.

4.           Ratification.  Except as modified by this Amendment, all terms and conditions of the Agreement and all rights and remedies of the parties thereunder are and shall continue to be in full force and effect in accordance with the terms thereof, including, without limitation, the involuntary repayment events and the remedies therefor set forth in Section 3 of the Agreement, and the Agreement as modified by this Amendment is hereby ratified and confirmed in all such respects by the parties hereto.

5.           Effect of Section Headings.  The section headings in this Amendment are for convenience only and shall not affect the construction of this Amendment.

6.           Separability.  In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.           Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or other electronic means of communication), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment No. 5 to the Omnibus Credit Agreement as of the date first set forth above.

CITIBANK, N.A., as the Lender

By:	/s/ Reginald Chen
Name: Reginald Chen
Title: Managing Director

THE STUDENT LOAN CORPORATION, as the Borrower

By:	/s/ Michael J. Reardon
Name: Michael J. Reardon
Title: Chief Executive Officer